Exhibit 10.44
Marathon Petroleum Deferred Compensation Plan
(as amended and restated effective December 31, 2023)

Marathon Petroleum Company LP previously established the Marathon Petroleum Deferred Compensation Plan (the “Plan”). The Plan was most recently amended and restated effective June 30, 2011. Subsequent to that amendment and restatement, the Plan was amended from time to time.
This document amends and restates the Plan, effective December 31, 2023, and incorporates the amendments made subsequent to the Plan’s June 30, 2011, amendment and restatement.
This amendment and restatement applies to Accounts that are not fully distributed as of December 31, 2023, including 409A Deferrals and Grandfathered Deferrals that are exempt from Code section 409A.
With respect to the 409A Deferrals, the Plan is intended to conform to the requirements of Code section 409A and the regulations thereunder, and shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Deferrals, the Plan, as amended and restated, does not constitute a material enhancement of the benefits or rights available under the Plan on October 3, 2004.
Article I – Definitions
1.1    “409A Deferrals” means those amounts deferred or that became vested after 2004, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.
1.2    “Account” means an unfunded liability of the Employer in the name of each Participant. “Account” shall refer to the Participant’s entire benefit accrued under the terms of the Plan unless a provision refers specifically to any “Sub-Account” as described in Article VII.
1.3    “Affiliated Company” means Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1)-(a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” The term “Affiliated Company” also includes any entity that previously met the requirements of an Affiliated Company as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.
1.4    “Beneficiary” means any person(s) designated in writing by a Participant to receive payment under this Plan in the event of the Participant’s death. In the event the Participant is married and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.
1.5.    “Board” means the Board of Managers of MPC Investment LLC (the “General Partner”) the general partner of Marathon Petroleum Company LP.
1.6.    “Code” means the Internal Revenue Code of 1986, as amended including regulations and other guidance of general applicability promulgated thereunder.
1.7.    “Code section 409A” means, collectively, section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.
1.8.    “Company” means Marathon Petroleum Company LP.
1.9.    “Compensation” means gross pay as defined in the Thrift Plan without regard to any Code limitations.
1.10.    “Eligible Employee” means a Company Employee in compensation grade 88 and above or a Company Vice President and above if recommended by the Vice President of Human Resources of Marathon Petroleum Corporation and approved by the President and Chief Executive Officer of Marathon Petroleum Corporation, any Grade 88 and above Employee of an Affiliated Company, excluding Speedway SuperAmerica or its subsidiaries; provided, however, effective

January 1, 2014, Speedway LLC employees may be included as eligible employees of an Affiliated Employer, provided all other eligibility requirements are satisfied and contingent on recommendation by the Senior Vice President of Human Resources and Administrative Services of Marathon Petroleum Corporation and approval by the President of Marathon Petroleum Corporation.
1.11.    “Employee” means any individual employed by the Company or an Affiliated Company.
1.12.    “Employer” means Marathon Petroleum Company LP and any other Affiliated Company that adopts the Plan with the Board’s consent.
1.13.    “ERISA” means the Employee Retirement Income Security Act of 1974 as amended.
1.14.    “Grandfathered Deferrals” means those amounts deferred and vested before January 1, 2005, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.
1.15.    “Grandfathered Deferrals Sub-Account” means that portion of a Participant’s Account that consists of the Grandfathered Deferrals.
1.16.    “Participant” means an Eligible Employee who either (a) elects to participate in and/or receives contributions under the Plan pursuant to Article Ill or Article IV of this Plan or (b) has an Account under this Plan as a result of the transfer of liabilities from the Marathon Oil Company Deferred Compensation Plan.
1.17.    “Plan” means the Marathon Petroleum Deferred Compensation Plan. (It is noted that the Plan was previously also known as the “Marathon Petroleum Amended and Restated Deferred Compensation Plan.”)
1.18.    “Plan Administrator” means the individual or committee and any successor as designated from time to time by the Company or the General Partner or delegate thereof, as the case may be, to administer the Plan; provided, that in the absence of such designated individual or committee, the Board shall be the Plan Administrator.
1.19.    “Plan Year” means the 12-consecutive month period beginning each January 1 and ending each December 31.
1.20.    “Salary Deferral” means the total amount deferred by the Participant from Compensation under Article III.
Article II – Eligibility
2.1.    Eligibility
A newly hired Eligible Employee is eligible to participate in the Plan as of the date and in accordance with the rules established for such purpose by the Plan Administrator, consistent with Code section 409A. Any other Eligible Employee is eligible to participate in the Plan on the January 1 coinciding with or next following the date he or she becomes an Eligible Employee. Any individual who was an Eligible Employee as of December 31, 2008 shall remain eligible to participate as of January 1, 2009.
2.2.    Termination of Participation
In the event that a Participant ceases to be an Eligible Employee, the Participant’s current annual Salary Deferral election for a Plan Year shall remain in effect for the remainder of the Plan Year, and thereafter, the Participant shall make no further deferrals unless and until the Participant again becomes eligible under Section 2.1.
Article III – Deferral of Compensation
3.1.    Annual Elections
Each Participant may elect, prior to the first day of any Plan Year, to make Salary Deferrals (in 1% increments) of up to 20% of his or her Compensation for the Plan Year as provided in the deferral election form. A newly hired Eligible Employee who becomes a Participant in the year of hire may elect to make Salary Deferrals of his or her Compensation for such year pursuant to rules established for such purpose by the Plan Administrator, consistent with Code section 409A.
3.2.    Manner of Deferral
A Participant’s Salary Deferrals may be taken from the Participant’s Compensation ratably during the applicable Plan Year or in any other manner determined by the Plan Administrator; provided that such Salary Deferrals during the Plan Year, in the aggregate, reflect the Participant’s Salary Deferral election in accordance with Code section 409A.
3.3.    General Election Rules
The Plan Administrator may establish, in its discretion, from time to time, rules allowing deferral elections to be made later than prescribed in this Article Ill to the extent permitted under Code section 409A. Deferral elections shall be in the form and manner required by the Plan Administrator, shall be irrevocable and shall not defer more than that amount which is otherwise available for payment to the Participant net of any and all required federal, state and local withholding obligations (determined taking into account the effect of the deferral) and other qualified plan and pre-tax salary deferrals. Notwithstanding any other provision of this Article III, the Plan Administrator may require that a Participant submit deferral elections prior to the date otherwise specified in this Article III.
Article IV – Other Contributions
4.1.    Thrift Plan Make-up Matching Contributions
(a)    During each year that a Participant is eligible to participate under Article 11, such Participant shall be credited with an amount equal to any match that would have been made under the Thrift Plan, the Marathon Petroleum Excess Benefit Plan, or any other similar plan maintained by an Affiliated Company but that is not made solely because of limitations under the Code or any compensation limit imposed on deferrals in the Thrift Plan.
(b)    The match credited under this Section 4.1 shall be determined at the rate of the maximum potential match under the Thrift Plan.
4.2    Matching Contributions for New Hires in Waiting Period
For periods prior to January 1, 2014, new hires who are eligible for this Plan under Section 2.1 and who, except for the provisions governing the Thrift Plan’s “waiting period,” would otherwise be eligible to participate in the Thrift Plan, shall be credited with a Company match equal to the maximum potential Company match under the Thrift Plan multiplied by the Participant’s gross pay (as defined in the Thrift Plan but disregarding any limitations on eligible compensation as may be imposed by the Code) during the Thrift Plan’s waiting period. This accrual shall cease to the extent that, upon the first date of participation eligibility in the Thrift Plan, the employee is eligible under the Plan for the Thrift Plan Company matching contributions.
4.3.    Matching Contributions on Salary Deferrals
A Participant shall be credited each year with a match equal to such Participant’s Salary Deferrals during the year multiplied by the rate of the maximum potential match under the Thrift Plan.
4.4.    Manner of Deferral
Matching contributions under this Article IV may be credited on a pay-period basis or in any other manner determined by the Plan Administrator; provided that such matching contributions during the Plan Year, in the aggregate, reflect the correct amount determined under this Article IV.
Article V – Accounting
5.1.    Allocation to Participant’s Account

Any Salary Deferrals under Article Ill or matching contributions under Article IV shall be credited to the Participant’s Account in the manner designated by the Plan Administrator.
5.2.    Earnings
A Participant may select from a list of hypothetical investment options that will be the same as the investment options offered and modified from time to time under the terms of the Thrift Plan (other than the stock of Marathon Petroleum Corporation and Fidelity Brokeragelink). Earnings, gains and losses received on the investments will be credited to the Participant’s Account in the manner designated by the Plan Administrator. The Plan Administrator shall develop such accounting procedures as it, in its sole discretion, deems advisable to properly reflect the value attributable to the Participant’s Account.
Article VI – Vesting
A Participant’s Salary Deferrals shall always be immediately vested. Matching contributions provided under Article IV shall vest as provided under the terms and conditions of the Thrift Plan. Any portion of a Participant’s Account which is attributable to a transfer of liabilities from the Marathon Oil Company Deferred Compensation Plan in connection with the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation shall be fully vested as of the effective time of the spin-off.
Article VII – Distribution of Benefits
A Participant shall be entitled to a cash distribution of the Participant’s Account as provided in this Article VII.
7.1.    General Rule for Distributions
Except as otherwise provided in this Article VII, a Participant’s Account shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death. Except as permitted under Code section 409A and as set forth in this Article VII of the Plan, no acceleration of the distribution of the Participant’s Account shall be permitted under the Plan.
7.2.    Death
In the event of the death of a Participant, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 7.1 (or, in the event of a Separation from Service of a Specified Employee not on account of death, the 90-day period described in Section 7.4).
7.3.    Earnings on Unpaid Balances
The Participant’s Account shall be credited with earnings and losses pursuant to the provisions set forth in Article V until fully paid.
7.4.    Delay for Specified Employees
Distribution of the Account of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Deferrals Sub-Account) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7.2. Payment of a Specified Employee’s Grandfathered Deferrals Sub-Account shall be made in accordance with Section 7.1.
7.5.    Employees of the Marathon Petroleum Corporation Controlled Group
On or about June 17, 2011 and prior to the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Corporation, liabilities under this Plan were transferred to the Marathon Oil Company Deferred Compensation Plan for each employee who (a) had an Account under this Plan and (b) was expected to be employed by Marathon Oil Corporation or its subsidiaries immediately following the spin-off of Marathon Petroleum Corporation. Such employees ceased to be Participants in this Plan effective as of the effective time of the transfer of liabilities to the Marathon Oil Company Deferred Compensation Plan.
Article VIII – Funding
Benefits under this Plan shall be paid from general assets of the Employer. This Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of the ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the deferral activities of this Plan.
Article IX – Plan Administration
9.1.    General Duty
The Plan shall be administered by the Plan Administrator who shall be appointed by the Company or its delegate and shall serve in such capacity until resignation or removal by the Company or its delegate. It shall be the principal duty of the Plan Administrator to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.
9.2.    Plan Administrator’s General Powers, Rights and Duties
The Plan Administrator shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Plan, given the powers, rights and duties specifically stated elsewhere in the Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:
(a)    to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;
(b)    to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;
(c)    to direct payments or distributions from the Plan in accordance with the provisions of the Plan;
(d)    to develop such information as may be required by it for tax or other purposes as respects the Plan; and
(e)    to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Plan.
The Plan Administrator’s decision in any matter involving the interpretation and application of this Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under the Plan which could affect the form or timing of the payment of deferred compensation under the Plan, then the Company shall make that decision.
9.3.    Indemnification of Administrator
The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses

(including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act of omission to act in connection with the Plan, if such act of omission is or was in good faith. This Section 9.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.
9.4.    Information Required by Plan Administrator
The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer the Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer the Plan.
9.5.    Claims and Review Procedures
(a)    Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under the Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.
(b)    Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.
(c)    Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.
ARTICLE X – Modification and Discontinuance
10.1.    Amendment and Termination

The Company reserves the right to amend, modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. The Company shall exercise such right by written action adopted by its Board or any authorized delegate of the Board. Included in the Company’ s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under the Plan, to cease making Company allocations, and to distribute all Account balances upon Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article X. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under the Plan, pursuant to Article VI. No future amendment to the Plan shall apply to Grandfathered Deferrals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Deferrals unless such amendment expressly indicates otherwise.

10.2.    Transfer of Liabilities
(a)    General. In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Account may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Deferrals is consistent with Code section 409A, and (iii) with respect to Grandfathered Deferrals, does not represent a material enhancement of the Participant’s benefits or rights available under the Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.
(b)    Spin-Off of Marathon Petroleum Corporation. Liabilities have been accepted from the Marathon Oil Company Deferred Compensation Plan for each employee who (a) had an account balance under the Marathon Oil Company Deferred Compensation Plan and (b) is expected to be employed by the Company or an Affiliated Company at the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Company. Liabilities have been transferred to the Marathon Oil Company Deferred Compensation Plan for each individual who (a) had an Account balance under this Plan and (b) is expected to be employed by Marathon Oil Company or an affiliate of Marathon Oil Company at the effective time of the spin-off of Marathon Petroleum Corporation from Marathon Oil Company. Individuals with respect to whom liabilities were transferred from this Plan to the Marathon Oil Company Deferred Compensation Plan are no longer Participants in this Plan.
ARTICLE XI – General Provisions
11.1.    Notices
Each Participant entitled to benefits under the Plan must file in writing with the Plan Administrator such Participant’s current home mailing address and each change of such address, and such Participant’s current personal email address and each change of such personal email address. Any communication, statement or notice addressed to any such Participant at their home mailing address or personal email address most recently filed with the Plan Administrator, or to their Company-issued email address if employed by an Employer, will be binding upon such person for all purposes of the Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to: Plan Administrator, Marathon Petroleum Deferred Compensation Plan, 539 S. Main Street, Findlay, OH 45840. For purposes of the preceding sentence, the Plan Administrator may permit a Participant or other person claiming an interest in or right under the Plan to provide a notice or document by email delivery to an email address designated by the Plan Administrator.
11.2.    Employment Rights
The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Employer or any Affiliated Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
11.3.    Interests Not Transferable
Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the

Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
11.4.    No Interest or Earnings
No interest or earnings of any type shall accrue, be credited or be payable on any amounts that are credited to a Participant’s Account under this Plan other than as specified in Article V, Section 5.2.
11.5.    Facility of Payment
When a Participant entitled to benefits under the Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Article XI, Section 11.5 shall be a full and complete discharge of any liability for such payment.
11.6.    Controlling State Law
To the extent not superseded by the laws of the United States, the laws of the State of Ohio shall be controlling in all matters relating to the Plan.
11.7.    Severability
In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.
11.8.    Statutory References
All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.
11.9.    Headings
Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.
11.10.    Non-taxable Benefits
It is the intention of the Company that this Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.
ARTICLE XII – Speedway Deferred Compensation Plan Accommodation
This Article XII (including Appendix A referenced under Section 12.1) is effective as of the Closing Event Date.

12.1    Covered Participants; Assumption of Liabilities
Each Non-Business Employee DCP Participant under the Speedway Plan on the Closing Event Date shall be a Participant in this Plan with respect to his or her Speedway Account and the liabilities for each such Speedway Account are assumed by the Company as the sponsor of this Plan, such that Speedway LLC and any Employer in the Speedway Plan shall have no further liabilities with respect to any such Speedway Account or to any such Non-Business Employee DCP Participant with respect to the Speedway Plan, and each such Non-Business Employee shall no longer be a participant in the Speedway Plan. For reference purposes, Appendix A sets forth a list of the Non-Business Employee DCP Participants.
12.2    Account Frozen; No Further Deferrals or Contributions; Earnings
A Participant’s Speedway Account shall be frozen and no future deferrals or contributions will be permitted or otherwise credited to his or her Speedway Account, provided, however, that earnings or interest may be credited to such Participant’s Speedway Account from time to time as may be provided under Section 12.3(d) as determined by the Plan Administrator. It is noted that as of the date this Article XII becomes effective, no Participant with a Speedway Account had a deferral election in effect.
12.3    Time and Form of Payment Rules Applicable to Distributions
The time and form of payment rules, including any Participant elections with respect to same, that applied to a Participant’s Speedway Account at the time the liabilities for such Speedway Account were assumed by this Plan shall continue to apply without change with respect to any distribution of the Participant’s Speedway Account. This means that the Participant shall be entitled to a cash distribution of his or her Speedway Account as follows:
(a)    General Rule for Distributions. Except as otherwise provided in this Section 12.3, a Participant’s Speedway Account shall be paid in a lump sum on Separation from Service for any reason other than death, if so previously elected by the Participant under the Speedway Plan (with such election carried over and applicable to this Plan without change), within 90 days of Separation from Service or on February 1 of the calendar year following the calendar year in which the Separation from Service occurs.
(b)    Death. In the event of the death of a Participant, the Participant’s Speedway Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 12.3(a) (or, in the event of a Separation from Service of a Specified Employee not on account of death, the 90-day period described in Section 12.3(e)).
(c)    Hardship. A Participant may request a hardship distribution of all or a portion of his or her Speedway Account. A request for a hardship distribution shall be made to the Plan Administrator. Such request shall be made in writing to the Plan Administrator and shall be made in accordance with the rules established by the Plan Administrator. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in financial hardship to the Participant if hardship distributions were not permitted. Withdrawal of amounts because of an unforeseeable emergency shall only be permitted to the extent needed to immediately satisfy the emergency. Such hardship distribution may be increased to the extent necessary to pay the estimated taxes which result from such distribution. Hardship distributions will not be available to a Participant after Separation from Service.
    409A Deferrals may be distributed on hardship only if the event qualifies as an “unforeseeable emergency” as defined under Code section 409A and the regulations thereunder. Any amount so distributed must be limited to the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

(d)    Earnings on Unpaid Balances. A Participant’s Speedway Account shall be credited with earnings and losses pursuant to the provisions set forth in Sections 5.2 and 11.4 until fully paid.
(e)    Delay for Specified Employees. Distribution of the Speedway Account of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Deferrals Sub-Account) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 12.3(b). Payment of a Specified Employee’s Grandfathered Deferrals Sub-Account shall be made in accordance with Section 12.3(a).
12.4    No Material Modification as to Grandfathered Amounts; Code Section 409A
The accommodations made pursuant to this Article XII with respect to the Grandfathered Deferrals Sub-Account portion of a Participant’s Speedway Account along with the application of the other provisions of the Plan with respect to same are intended and designed such and shall be administered and interpreted at all times in a such a manner that they do not constitute a material modification within the meaning of Code section 409A (including, but not limited to any material enhancement or any additional of a new material benefit or right that affects such amounts) that would cause any such amounts to be subject to Code section 409A.
12.5    Definitions
    For purposes of this Article XII, the following definitions apply:
(a)    “409A Deferrals” has the meaning as defined in the Speedway Plan, i.e., amounts deferred or that became vested under the Speedway Plan after 2004, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.
(b)    “Beneficiary” has the meaning as defined in the Speedway Plan, provided, however, that for any Beneficiary designation made on or after the Closing Event Date, “Beneficiary” shall have the meaning as defined in this Plan.
(c)    “Closing Event Date” means May 14, 2021, which is the date on which the Transaction Closing Event occurred.
(d)    “Employer” has the meaning as defined in the Speedway Plan.
(e)    “Grandfathered Deferrals” has the meaning as defined in the Speedway Plan, i.e., those amounts deferred and vested under the Speedway Plan before January 1, 2005, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.
(f)    “Grandfathered Deferrals Sub-Account” has the meaning as defined in the Speedway Plan.
(g)    “Non-Business Employee DCP Participant” has the meaning as defined in Section 5.2(g)(ii) of the PSA, as applied with respect to the Speedway Plan immediately prior to the Transaction Closing Event.
(h)    “PSA” means that certain Purchase and Sale Agreement by and among Marathon Petroleum Corporation and the entities set forth on Schedule I thereto and 7-Eleven, Inc., dated as of August 2, 2020 (the “Signing Date”), and as thereafter amended from time to time.
(i)    “Speedway Account” means a Participant’s “Account” as defined under the Speedway Plan and as determined as at the Closing Event Date.
(j)    “Speedway Plan” means the Speedway Deferred Compensation Plan as in effect to the Closing Event Date.
(k)    “Transaction Closing Event” means the closing of the sale transaction provided for in the PSA.

ARTICLE XIII – Emro Marketing Company Deferred Compensation Plan Accommodation
This Article XIII (including Appendix B referenced under Section 13.1) is effective as of the Closing Event Date.
13.1    Covered Participants; Assumption of Liabilities
Each Non-Business Employee DCP Participant under the Emro Plan on the Closing Event Date shall be a Participant in this Plan with respect to his or her Emro Benefit and the liabilities for each such Emro Benefit are assumed by the Company as the sponsor of this Plan, such that Speedway LLC and any Employer in the Emro Plan shall have no further liabilities with respect to any such Emro Benefit or to any such Non-Business Employee DCP Participant with respect to the Emro Plan, and each such Non-Business Employee shall no longer be a participant in the Emro Plan. For reference purposes, Appendix B sets forth a list of the Non-Business Employee DCP Participants.
13.2    Benefit Frozen; No Further Deferrals or Contributions; Earnings
A Participant’s Emro Benefit was already frozen and will continue to be frozen (no deferrals to the Plan were permitted on or after January 1, 1999), i.e., no future deferrals or contributions will be permitted or otherwise credited to his or her Emro Benefit, provided, however, that earnings or interest may be credited to such Participant’s Emro Benefit from time to time as may be provided under Section 13.3(d) as determined by the Plan Administrator.
13.3    Time and Form of Payment Rules Applicable to Distributions
The time and form of payment rules, including any Participant elections with respect to same, that applied to a Participant’s Emro Benefit at the time the liabilities for such Emro Benefit were assumed by this Plan shall continue to apply without change with respect to any distribution of the Participant’s Emro Benefit. This means that the Participant shall be entitled to a cash distribution of his or her Emro Benefit as follows:
(a)    General Rule for Distributions. Except as otherwise provided in this Section 13.3, a Participant’s Emro Benefit shall be pad upon the Participant’s termination of employment from the Affiliated Group, in a single sum payment, provided, however, that if the Participant made an effective election, his or her Emro Benefit shall be paid in a single sum payment upon termination of employment or on February 1 of the calendar year following the calendar year in which the termination of employment occurs. Termination of employment shall include but not be limited to resignation or retirement from the Company, disability (as defined in section 72(m)(7) of the Internal Revenue Code), or death. The balance of any benefit under this Plan not paid at the employee’s termination of employment shall accrue interest at the rate provided Section 13.3(d) until the entire balance has been paid.
(b)    Death. Upon the death of a Participant before the payment of the entire balance of the Participant’s Emro Benefit, such remaining benefit shall be payable to the Participant’s Beneficiary in full on or before the first day of the third month following the date of the Participant’s death.
(c)    Unforeseeable Emergency. The Plan Administrator has the sole discretion to approve a payment of all or a part of a Participant’s Emro Benefit prior to the Participant’s termination of employment for a financial emergency. The Plan Administrator may also approve a payment of all or a part of the Emro Benefit payable to a Beneficiary under the Plan for a financial emergency. A financial emergency is defined as an unanticipated emergency that is caused by an event beyond the control of a Participant or Beneficiary and that would result in severe financial hardship to the individual if the early payment were not permitted. All such payments will be limited to the amount necessary to satisfy the financial emergency.
(d)    Earnings on Unpaid Balances. Any amounts deferred under a prior election will be deemed to bear interest from the first day of the month following the date of deferral to the date of payment. Such interest will be added to the balance owed to the Participant or Beneficiary as of the first day of the following month. The balance owed to any

Participant or Beneficiary will include any amount deferred (and the interest accrued on such deferrals), but unpaid, under the former Bosart Company Deferred Compensation Plan or the former Emro Propane Company Deferred Compensation Plan. For interest credited after January 1, 1997, such interest will be computed on the balance owed to the Participant on the last day of the immediately preceding month at a rate equal to the average Prime Rate of the 30 largest banks, as published in the Wall Street Journal on the first business day of the applicable three-month period beginning either January 1, April 1, July 1, or October 1.
13.4    No Material Modification as to Grandfathered Amounts; Code Section 409A
The accommodations made pursuant to this Article XIII with respect to each Participant’s Emro Benefit along with the application of the other provisions of the Plan with respect to same are intended and designed such and shall be administered and interpreted at all times in a such a manner that they do not constitute a material modification within the meaning of Code section 409A (including, but not limited to any material enhancement or any additional of a new material benefit or right that affects such amounts) that would cause any such amounts to be subject to Code section 409A.
13.5    Definitions
For purposes of this Article XIII, the following definitions apply:
(a)    “Affiliated Group” means the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or (c); provided that where specified by the Company in applying Code section 1563(a)(1)-(a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” The term shall also include any entity that previously met the requirements for inclusion in the Affiliated Group as set forth herein that continues to employ a Participant to the extent so designed by the Plan Administrator.
(b)    “Beneficiary” has the meaning as defined in the Emro Plan, provided, however, that for any Beneficiary designation made on or after the Closing Event Date, “Beneficiary” shall have the meaning as defined in this Plan.
(c)    “Closing Event Date” means May 14, 2021, which is the date on which the Transaction Closing Event occurred.
(d)    “Emro Benefit” means a Participant’s benefit balance as defined under the Emro Plan and as determined as at the Closing Event Date.
(e)    “Emro Plan” means the Emro Marketing Company Deferred Compensation Plan as in effect to the Closing Event Date.
(f)    “Non-Business Employee DCP Participant” has the meaning as defined in Section 5.2(g)(ii) of the PSA, as applied with respect to the Emro Plan immediately prior to the Transaction Closing Event.
(g)    “PSA” means that certain Purchase and Sale Agreement by and among Marathon Petroleum Corporation and the entities set forth on Schedule I thereto and 7-Eleven, Inc., dated as of August 2, 2020 (the “Signing Date”), and as thereafter amended from time to time.
(h)    “Transaction Closing Event” means the closing of the sale transaction provided for in the PSA.
ARTICLE XIV – Speedway Employee Participants Disposition
This Article XIV is effective as of the Closing Event Date.
14.1    Disposition

Effective on the Closing Event Date, and pursuant to the terms of the PSA, any participant who is a Business Employee DCP Participant, shall cease being a participant in the Plan and shall no longer have any benefit under the Plan and Marathon Petroleum Company LP shall have no further liabilities under the Plan with respect to such individual. (Such benefit will be assumed by 7-Eleven, Inc., Speedway LLC or other Acquired Entity as defined under the PSA and provided under a Buyer Deferred Compensation Plan.)
14.2    Definitions
For purposes of this Article XIV, the following definitions apply:
(a)    “Business Employee Participant” has the meaning as defined in Section 5.2(g)(i) of the PSA.
(b)    “Buyer Deferred Compensation Plan” has the meaning as defined in Section 5.2(g)(i) of the PSA.
(c)    “Closing Event Date” means May 14, 2021, which is the date on which the Transaction Closing Event occurred.
(d)    “PSA” means that certain Purchase and Sale Agreement by and among Marathon Petroleum Corporation and the entities set forth on Schedule I thereto and 7-Eleven, Inc., dated as of August 2, 2020 (the “Signing Date”), and as thereafter amended from time to time.
(e)    “Transaction Closing Event” means the closing of the sale transaction provided for in the PSA.
ARTICLE XV – Plan Freeze
Notwithstanding any other provision in the Plan to the contrary, effective January 1, 2021, (a) the Plan is frozen as to the entry of any new participants after December 31, 2020, (b) all Participants’ Salary Deferral elections and corresponding Salary Deferrals are frozen, such that no additional Salary Deferrals may be made or otherwise credited under the Plan, with the exception of Salary Deferrals on 2020 annual bonus amounts to be paid in 2021, and (c) to the extent corresponding with the foregoing, no additional matching contribution type amounts shall be credited to Participants’ Accounts; provided, however, that the Plan will continue to allow for any matching contribution type credits that would have been made under the Speedway Excess Benefit Plan or Marathon Petroleum Excess Benefit Plan for Participants who are employees of Speedway LLC through May 13, 2021.

IN WITNESS WHEREOF, the undersigned officer has caused this amendment and restatement of the Marathon Petroleum Deferred Compensation Plan to be adopted and executed on its behalf, effective December 31, 2023.

/s/ Fiona C. Laird
By: Fiona C. Laird
Titles: Chief Human Resources Officer and
Senior Vice President Communications
Marathon Petroleum Corporation, and Senior
Vice President MPC Investment LLC

Date Signed:	12-14-2023

APPENDIX A – List of Non-Business Employee DCP Participants for Speedway Deferred Compensation Plan Accommodation under Article XII
Pursuant to Section 12.1 of the Plan, for reference purposes, the following individuals are Non-Business Employee DCP Participants:
1.    Amburgey, Greg B.
2.    Berry, Timothy J.
3.    Freeman, Matthew Todd
4.    Hedrick, James Michael
5.    Heppner, David Raymond
6.    Hiser, Raymond S.
7.    Partee, Brian Keith

APPENDIX B – List of Non-Business Employee DCP Participants for Emro Marketing Company Deferred Compensation Plan Accommodation under Article XIII
Pursuant to Section 13.1 of the Plan, for reference purposes, the following individuals are Non-Business Employee DCP Participants:
1.    David R. Heppner